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                                                                    EXHIBIT 99.1

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                                                                NEWS
                                                                RELEASE
DAUGHERTY RESOURCES, INC.
120 Prosperous Place, Suite 201, Lexington, KY  40509

FOR IMMEDIATE RELEASE
January 5, 2004
Contact:      William S. Daugherty, President and CEO
Phone:        (859) 263-3948
FAX:          (859) 263-4228
E-MAIL:       ngas@ngas.com



          DAUGHERTY RESOURCES (NGAS) REPORTS $5,865,000 EQUITY INFUSION

         LEXINGTON, KENTUCKY - DAUGHERTY RESOURCES, INC. (Nasdaq: NGAS) today announced a $5,865,000 equity infusion by institutional investors. The Company issued a total of 1,303,335 shares of its common stock to the investors at $4.50 per share, based on the stock's market price when an agreement in principal for the transaction was reached. The newly issued equity increased the Company's total common stock currently outstanding to 12,079,365 shares.

         "Our operating and financial performance this year, together with continuing strength in natural gas prices, have generated opportunities for attracting additional capital to finance our continuing growth," said William S. Daugherty, President and CEO. "We plan to use the proceeds from this private placement to fund part of our 2004 production acquisition program and pipeline construction initiatives in our core operating areas in the Appalachian Basin."

         The private placement was covered by a Securities Purchase Agreement dated as of December 31, 2003. Under the purchase agreement, the investors also received three-year warrants to purchase up to 391,000 additional common shares at an exercise price of $5.65 per share. The purchase agreement provides for the Company to register the newly issued shares and any shares purchased under the warrants for resale on behalf the investors.

         Investment banking services for the transaction were provided to the Company by The Shemano Group, Inc., headquartered in San Francisco, California. The Shemano Group received a 7% fee and a five-year warrant to purchase up to 50,830 shares of the Company's common stock at $5.65 per share.

         Daugherty Resources is a natural resources company focused on natural gas development drilling and reserve growth. Based in Lexington, Kentucky, the Company specializes on developing geological prospects concentrated in the Appalachian Basin. Additional information about the Company is available at its website, www.ngas.com.

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This Release includes forward looking statements within the meaning of Section
21E of the Securities Exchange Act relating to matters such as anticipated operating and financial performance, business prospects, developments and results of the company. Actual performance, prospects, developments and results may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund drilling operations and the ability of the company to implement its business strategy. These and other risks are described in the company's periodic reports filed with the United States Securities and Exchange Commission.